EXHIBIT 23.3

CONSENT OF HEBERT RESEARCH, INC.

We hereby consent to the reference to our company under the captions “Business—Industry Background” and “Experts” and to the use of our 2004 Consumer Behavior Study commissioned by HouseValues, Inc. in the Registration Statement (Form S-1 333-119740) and the related Prospectus of HouseValues, Inc.

Signature:	/s/ James D. Hebert

Name and Title:	James D. Hebert, President

Date:	October 5, 2004